Exhibit 99.1

BBSI Reports First Quarter 2018 Financial Results

- Q1 Net Revenues up 7% to $224.0 Million (Gross Billings up 10%) -

VANCOUVER, Washington, May 1, 2018 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 7% to $224.0 million.

•	Gross billings up 10% to $1.3 billion.

•	Net loss of $9.1 million, or $(1.25) per diluted share, compared to net loss of $11.2 million, or $(1.55) per diluted share.

“We continue to evolve our value proposition in support of the small business owner, and we are seeing validation of those efforts both through client referrals and expanded referral channels,” said Michael Elich, president and CEO of BBSI. “As evidence of this, we added 152 net new clients in the quarter.”

First Quarter 2018 Financial Results

Net revenues in the first quarter of 2018 increased 7% to $224.0 million compared to $210.0 million in the first quarter of 2017.

Total gross billings in the first quarter increased 10% to $1.3 billion compared to $1.2 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Net loss for the first quarter of 2018 was $9.1 million, or $(1.25) per diluted share, compared to net loss of $11.2 million, or $(1.55) per diluted share, in the year-ago quarter. The Company historically incurs losses in the first quarter due to the higher effective payroll taxes at the beginning of each year.

Outlook

For the full year 2018, the Company continues to expect diluted earnings per share to be approximately $4.45. This continues to assume approximately $0.06 per diluted share in estimated legal costs associated with accounting and securities law issues, as well as an effective tax rate of approximately 20%.

BBSI continues to expect gross billings growth for the next rolling 12-month period to be approximately 14%.

Conference Call

BBSI will conduct a conference call tomorrow, May 2, 2018, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2018. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, May 2, 2018

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-800-239-9838

International dial-in number: 1-323-794-2551

Conference ID: 6327353

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through June 2, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 6327353

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three months ended March 31, 2018 and 2017.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2018	2017
Gross Billings	$1,319,844	$1,199,549
PEO and staffing wages	$1,114,707	$1,011,690

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe-work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2018	2017
Workers' compensation	$57,121	$55,437
Safety incentive costs	7,565	6,572
Non-GAAP gross workers' compensation	$64,686	$62,009

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2018	2017
PEO and staffing wages	84.5%	84.3%
Payroll taxes and benefits	9.4%	9.6%
Non-GAAP gross workers' compensation	4.9%	5.2%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 5,600 clients across all lines of business in 24 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue growth, costs related to outstanding accounting and securities law issues, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the ongoing investigation of accounting issues by the Securities and Exchange Commission and the United States Department of Justice, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2017 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2018	2017

Assets
Current assets:
Cash and cash equivalents	$24,000	$59,835
Trade accounts receivable, net	147,058	136,664
Income taxes receivable	4,747	1,686
Prepaid expenses and other	9,002	5,724
Investments	472	674
Restricted cash and investments	104,939	103,652
Total current assets	290,218	308,235
Investments	1,607	1,199
Property, equipment and software, net	25,068	24,909
Restricted cash and investments	302,697	291,273
Goodwill	47,820	47,820
Other assets	15,322	3,215
Deferred income taxes	7,389	5,834
	$690,121	$682,485

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	3,884	5,166
Accrued payroll, payroll taxes and related benefits	190,738	181,639
Other accrued liabilities	8,124	9,024
Workers' compensation claims liabilities	99,861	97,673
Safety incentives liability	27,361	28,532
Total current liabilites	330,189	322,255
Long-term workers' compensation claims liabilities	279,013	265,844
Long-term debt	4,116	4,171
Customer deposits and other long-term liabilities	1,363	1,381
Stockholders' equity	75,440	88,834
	$690,121	$682,485

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)
(in thousands, except per share amounts)	Three Months Ended
	March 31,
	2018	2017

Revenues:
Professional employer service fees	$188,961	$172,209
Staffing services	35,014	37,788
Total revenues	223,975	209,997
Cost of revenues:
Direct payroll costs	26,404	28,710
Payroll taxes and benefits	124,188	115,400
Workers' compensation	57,121	55,437
Total cost of revenues	207,713	199,547
Gross margin	16,262	10,450
Selling, general and administrative expenses	29,428	26,610
Depreciation and amortization	1,004	942
Loss from operations	(14,170)	(17,102)
Other income, net	1,993	75
Loss before income taxes	(12,177)	(17,027)
Benefit from income taxes	(3,054)	(5,800)
Net loss	$(9,123)	$(11,227)
Basic loss per common share	$(1.25)	$(1.55)
Weighted average basic common shares outstanding	7,304	7,249
Diluted loss per common share	$(1.25)	$(1.55)
Weighted average diluted common shares outstanding	7,304	7,249

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com